Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FIRST QUARTER 2010 FINANCIAL

AND OPERATIONAL RESULTS

HOUSTON — May 4, 2010 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the first quarter 2010. Some of the highlights for the first quarter of 2010 include:

•	EPS increased to $0.57 from a loss per share of $3.22 during the first quarter of 2009.

•	Adjusted EBITDA increased 127% or $66.6 million to $119.0 million from $52.5 million during the first quarter of 2009.

•	Revenues increased 44% or $52.2 million to $169.6 million from $117.4 million during first quarter of 2009.

•	50% of total sales volumes during the first quarter of 2010 were oil and natural gas liquids, up from 41% in the comparable period in 2009.

•	Lease operating expenses decreased 30% or $14.9 million to $35.4 million compared to first quarter of 2009.

•	Depreciation, depletion and amortization, including accretion of asset retirement obligations, decreased $22.3 million, or 24%, to $69.2 million compared to first quarter of 2009.

•	67% success in the drilling program, successfully drilling one of two exploration wells and one development well, all of which were on the conventional shelf.

On April 30, 2010, we completed the acquisition of all of the interests of Total E&P USA, Inc. in three federal offshore lease blocks located in the Gulf of Mexico with an effective date of January 1, 2010. The properties acquired are producing interests with future development potential, and include a 100% working interest in Mississippi Canyon block 243 (“Matterhorn”) and a 64% working interest in Viosca Knoll blocks 822 and 823 (“Virgo”). The estimated proved oil and natural gas reserves on the effective date were 11.6 million barrels of oil equivalent (“Boe”). These estimated proved reserves were determined using the unweighted average of first-day-of-the-month commodity prices over the 12-month period ending December 31, 2009 of $3.87 per Mcf for natural gas and $57.65 per Bbl for oil and natural gas liquids, adjusted by lease for quality, transportation fees and regional price differentials. After adjusting the purchase price for, among other things, net revenue and operating expenses from the effective date to March 31, 2010 and a down payment of $7.5 million, cash paid at closing was $117.5 million. Further adjustments will be made to account for operations related to these assets for the period from the effective date to the closing date. The impact on our operations from the acquisition of these assets will be included in our financial statements beginning May 1, 2010. This acquisition was funded from cash on hand.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “the Total assets meet all of our acquisition criteria, which include producing properties and upside, and provide us with strategic ownership of deepwater structures within close proximity of our existing assets. In addition, the Total assets were 64% oil and natural gas liquids in terms of proved reserves at year-end 2009 and producing 67% oil and natural gas liquids during March 2010. The purchase of these assets from Total marks what we hope to be the beginning of many other opportunities we can capitalize on to grow reserves and production without compromising our historical focus on opportunities that provide high rates of return. With a multitude of high quality drilling opportunities available to us both internally and externally, increased activity in the M&A market, higher average realized oil prices and a moderation of costs of goods and services, we are very optimistic about the future growth potential of the Company.”

Revenues, Net Income/Loss and EPS: Net income for the first quarter of 2010 was $42.3 million, or $0.57 per common share, on revenues of $169.6 million, compared to a net loss for the same quarter of 2009 of $244.6 million, or $3.22 per common share, on revenues of $117.4 million. Net income increased in the first quarter of 2010, largely due to the $218.9 million ceiling test impairment in the first quarter of 2009 and an increase in our average realized unhedged price to $8.50 per thousand cubic feet equivalent (“Mcfe”) during the first quarter of 2010 from $5.48 per Mcfe during the same period in 2009. These increases were partially offset by lower production volumes during the first quarter of 2010 versus the comparable period in 2009.

Net income for the first quarter of 2010 excluding special items was approximately $36.9 million, or $0.49 per common share. The net loss excluding special items for the corresponding quarter of 2009 was approximately $102.0 million, or $1.34 per common share. See the “Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items” table at the back of this press release for a description of the special items.

Our effective tax rate for the quarter ended March 31, 2010 was approximately 8.7% and differs from the statutory rate of 35% primarily related to the incremental current period effect of a reduction in the valuation allowance for our deferred tax assets.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the three months ended March 31, 2010 increased 198% to $87.0 million from $29.2 million for the three months ended March 31, 2009. The increase was mainly a result of higher realized prices and lower operating costs, partially offset by lower production volumes. Adjusted EBITDA for the first quarter of 2010 was $119.0 million compared to $52.5 million during first quarter 2009, or a 127% increase. Adjusted EBITDA margin in the first quarter of 2010 increased to 70% from 45% in the first quarter of 2009.

Production and Prices: On a natural gas equivalent (“Bcfe”) basis, we sold 20.0 Bcfe at an average price of $8.50 per Mcfe in the first quarter of 2010, of which 50% was from oil and natural gas liquids, compared to 21.4 Bcfe sold at an average price of $5.48 per Mcfe in the first quarter of 2009, of which 41% was from oil and natural gas liquids. The sales volume decrease for natural gas is primarily attributable to natural reservoir declines and the sale of one of our fields in Louisiana state waters in the second quarter of 2009 and the sale of other non-core assets in the fourth quarter of 2009. The sales volume increase for oil is primarily attributable to our successful exploration and development efforts, partially offset by decreases resulting from the sale of non-core assets in 2009 as discussed above.

Lease Operating Expenses: In the first quarter of 2010, LOE decreased to $35.4 million, or $1.77 per Mcfe, from $50.2 million, or $2.35 per Mcfe, in the first quarter of 2009. Included in lease operating expenses for the three months ended March 31, 2010 is a reduction of $6.3 million related to amounts approved for payment under our insurance policies and revisions to previous estimates of hurricane remediation costs incurred in connection with Hurricanes Ike and Gustav. Included in lease operating expenses for the three months ended March 31, 2009 are hurricane remediation costs of $10.2 million related to Hurricanes Ike and Gustav that were either not yet approved for payment or were not covered by insurance. Lease operating expenses will be offset in future periods to the extent that additional costs are incurred and approved for payment under our insurance policies. Decreases in base lease operating expenses and facilities expense of $6.6 million and $2.9 million, respectively, were more than offset by increases in insurance and workover costs of $3.2 million and $7.9 million, respectively. The decrease in base lease operating expenses primarily reflects the sale of non-core assets in 2009. The increase in workover costs is related to numerous projects undertaken in the first quarter of 2010 to stimulate and restore production at various wells.

Depreciation, depletion, amortization and accretion: DD&A, including accretion of asset retirement obligations, decreased to $69.2 million, or $3.47 per Mcfe, in the first quarter of 2010 from $91.5 million, or $4.27 per Mcfe, in the first quarter of 2009.

DD&A decreased due to a lower depreciable base (including our estimate of the cost of asset retirement obligations) and lower production of oil and natural gas, partially offset by lower oil and natural gas reserves, compared to 2009. The decrease in our depreciable base reflects the sale of non-core assets in 2009. The decrease in our depreciable base also reflects lower future development costs due to the write-off of certain proved undeveloped reserves at the end of 2009 in connection with new reserve reporting requirements for oil and natural gas companies enacted by the SEC and the FASB.

Liquidity: Our cash balance at March 31, 2010 was $84.2 million. We recently completed the semi-annual redetermination of our borrowing base, which has been reaffirmed by our lenders at $405.5 million. Also during April, we redrew the $142.5 million of the revolving portion of our Credit Agreement to partially offset the effects of our interest rate swap, which results in a remaining revolver availability of $262 million.

Capital Expenditures and Operations Update: The level of our investment in oil and natural gas properties changes from time to time depending on numerous factors, including the prices of oil and natural gas, acquisition opportunities and the results of our exploration and development activities. For the three months ended March 31, 2010, capital expenditures for oil and natural gas properties of $39.9 million included $19.4 million for exploration activities, $17.3 million for development activities and $3.2 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $30.7 million on the conventional shelf and other projects, $1.7 million in the deepwater and $4.3 million on the deep shelf. Cash from operating activities was more than sufficient to fund our capital expenditures for the three months ended March 31, 2010.

Drilling Highlights: In the first quarter of 2010, the Company drilled or participated in the drilling of three conventional shelf wells, two of which were commercially successful.

Commercial Wells

Lease Name/Well	Category	Working Interest %
Eugene Island 95 #20 ST1	Exploration/Shelf	23%
High Island 129 #16 ST1	Development/Shelf	10%

Non-commercial Wells

Lease Name/Well	Category	Working Interest %
Viosca Knoll 734 A-4*	Exploration/Shelf	100%

*	Although the well was deemed non-commercial, additional geological information obtained from the A-4 well extended the boundaries of the reservoir developed in the adjacent MP 283 wells in last year’s drilling program to the VK 734 lease. As a result, the A-2 well on the VK 734 A platform was recompleted to the reservoir in an up-structure position that will add proved reserves.

After the close of the first quarter, the Company successfully drilled one exploration well on the conventional shelf:

Commercial Well

Lease Name/Well	Category	Working Interest %
Main Pass 98 #1	Exploration/Shelf	100%

Outlook: Guidance for the second quarter and full year 2010 is shown in the table below, which represents the Company’s best estimate of likely future results under assumptions management believes are reasonable, and is affected by the factors described below in “Forward-Looking Statements.” Change in full year guidance reflects the addition of the deepwater producing properties acquired from Total on April 30, 2010.

Second Quarter and Revised Full-Year 2010 Production and Cost Guidance:

Estimated Production	Second Quarter 2010	Prior Full-Year 2010		Revised Full-Year 2010
Crude oil (MMBbls)	1.4 – 1.6	4.6 – 6.2		5.6 – 7.6
Natural gas (Bcf)	9.8 – 10.9	32.4 – 42.8		36.6 – 49.5
Total (Bcfe)	18.4 – 20.6	60.0 – 80.0		70.3 – 95.1

Operating Expenses ($ in millions, except as noted)	Second Quarter 2010	Prior Full-Year 2010		Revised Full-Year 2010
Lease operating expenses	$50 - $61	$168 - $206		$177 - $216
Gathering, transportation & production taxes	$4 – $5	$14 - $18		$18 - $22
General and administrative	$11 - $13	$43 - $47		$45 - $49
Income tax rate	13%	35	% *	12%

*	Prior full-year 2010 income tax rate guidance excluded the effects of valuation allowance adjustments.

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday May 4, 2010 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (480) 629-9819 ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, May 11, 2010, and may be accessed by calling (303) 590-3030 and using the pass code 4285677.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and holds working interests in approximately 77 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands, except per share data)
Revenues	$169,585	$117,422

Operating costs and expenses:
Lease operating expenses (1)	35,366	50,230
Gathering, transportation costs and production taxes	4,816	3,305
Depreciation, depletion and amortization	62,924	80,788
Asset retirement obligation accretion	6,285	10,747
Impairment of oil and natural gas properties (2)	—	218,871
General and administrative expenses	10,379	11,436
Derivative (gain) loss	(5,896)	392

Total costs and expenses	113,874	375,769

Operating income (loss)	55,711	(258,347)
Interest expense:
Incurred	10,920	12,509
Capitalized	(1,416)	(1,782)
Other income	128	505

Income (loss) before income tax expense (benefit)	46,335	(268,569)
Income tax expense (benefit)	4,020	(23,992)

Net income (loss)	$42,315	$(244,577)

Basic and diluted earnings (loss) per common share	$0.57	$(3.22)
Weighted average common shares outstanding	73,660	75,980

Consolidated Cash Flow Information
Net cash provided by operating activities	$86,960	$29,223
Capital expenditures-oil and natural gas properties	39,903	128,364

Other Financial Information
EBITDA	$124,920	$52,059
Adjusted EBITDA	119,024	52,451

(1)	Included in lease operating expenses for the three months ended March 31, 2010 is a reduction of $6.3 million related to amounts approved for payment under our insurance policies and revisions to previous estimates of hurricane remediation costs incurred in connection with Hurricanes Ike and Gustav. Included in lease operating expenses for the three months ended March 31, 2009 are hurricane remediation costs of $10.2 million related to Hurricanes Ike and Gustav that were either not yet approved by our insurance underwriters’ adjuster or were not covered by insurance.
(2)	The carrying amount of our oil and natural gas properties was written down by $218.9 million as of March 31, 2009 through application of the full cost ceiling limitation as prescribed by the SEC, primarily as a result of lower natural gas prices at March 31, 2009, as compared to December 31, 2008. Certain reclassifications have been made to prior periods’ financial statements to conform to the current presentation, including a reclassification of $5.2 million of costs previously included in impairment of oil and natural gas properties during the quarter ended March 31, 2009 to lease operating expenses. The ceiling test impairment was subsequently increased by $13.9 million in the fourth quarter of 2009 resulting from further analysis of our March 31, 2009 ceiling test impairment calculation. As such, operating income, net income and our basic and diluted loss per common share for the first quarter of 2009 have been adjusted as well. We did not have a ceiling test impairment during the quarter ended March 31, 2010.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales:
Natural gas (MMcf)	10,047	12,552
Oil (MBbls)	1,651	1,477
Total natural gas and oil (MBoe) (1)	3,325	3,569
Total natural gas and oil (MMcfe) (2)	19,953	21,413

Average daily equivalent sales (MBoe/d)	36.9	39.7
Average daily equivalent sales (MMcfe/d)	221.7	237.9

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$5.38	$5.08
Oil ($/Bbl)	69.95	36.29
Barrel of oil equivalent ($/Boe)	50.99	32.90
Natural gas equivalent ($/Mcfe)	8.50	5.48

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$5.57	$5.08
Oil ($/Bbl)	69.46	36.29
Barrel of oil equivalent ($/Boe)	51.31	32.90
Natural gas equivalent ($/Mcfe)	8.55	5.48

Average per Boe ($/Boe):
Lease operating expenses	$10.64	$14.08
Gathering and transportation costs and production taxes	1.45	0.93
Depreciation, depletion, amortization and accretion	20.81	25.65
General and administrative expenses	3.12	3.20
Net cash provided by operating activities	26.15	8.19
Adjusted EBITDA	35.79	14.70

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.77	$2.35
Gathering and transportation costs and production taxes	0.24	0.15
Depreciation, depletion, amortization and accretion	3.47	4.27
General and administrative expenses	0.52	0.53
Net cash provided by operating activities	4.36	1.36
Adjusted EBITDA	5.97	2.45

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2010 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2010	December 31, 2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$84,231	$38,187
Receivables:
Oil and natural gas sales	43,588	54,978
Joint interest and other	26,045	51,312
Insurance	29,922	30,543
Income taxes	84,514	85,457

Total receivables	184,069	222,290
Prepaid expenses and other assets	27,441	28,777

Total current assets	295,741	289,254
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $70,855 at March 31, 2010 and $77,301 at December 31, 2009 were excluded from amortization)	4,757,588	4,732,696
Furniture, fixtures and other	15,177	15,080

Total property and equipment	4,772,765	4,747,776
Less accumulated depreciation, depletion and amortization	3,815,904	3,752,980

Net property and equipment	956,861	994,796
Restricted deposits for asset retirement obligations	30,625	30,614
Deferred income taxes	—	5,117
Other assets	6,716	7,052

Total assets	$1,289,943	$1,326,833

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$49,599	$115,683
Undistributed oil and natural gas proceeds	22,083	32,216
Asset retirement obligations	107,632	117,421
Accrued liabilities	22,494	13,509
Deferred income taxes	1,873	5,117

Total current liabilities	203,681	283,946
Long-term debt	450,000	450,000
Asset retirement obligations, less current portion	231,322	231,379
Deferred income taxes	1,277	—
Other liabilities	3,672	2,558
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,539,907 issued and 74,670,734 outstanding at March 31, 2010; 77,579,968 issued and 74,710,795 outstanding at December 31, 2009	1	1
Additional paid-in capital	374,015	373,050
Retained earnings	50,142	10,066
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	399,991	358,950

Total liabilities and shareholders’ equity	$1,289,943	$1,326,833

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Operating activities:
Net income (loss)	$42,315	$(244,577)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	69,209	91,535
Impairment of oil and natural gas properties	—	218,871
Amortization of debt issuance costs and discount on indebtedness	334	709
Share-based compensation related to restricted stock issuances	965	1,238
Derivative (gain) loss	(5,896)	392
Cash payments on derivative settlements	(748)	(1,385)
Deferred income taxes	3,150	—
Changes in operating assets and liabilities	(22,369)	(37,799)
Other	—	239

Net cash provided by operating activities	86,960	29,223

Investing activities:
Investment in oil and natural gas properties and equipment	(39,903)	(128,364)
Proceeds from sales of oil and natural gas properties and equipment	1,335	—
Proceeds from insurance	—	5,181
Purchases of furniture, fixtures and other	(108)	(268)

Net cash used in investing activities	(38,676)	(123,451)

Financing activities:
Borrowings of long-term debt	142,500	—
Repayments of long-term debt	(142,500)	(750)
Dividends to shareholders	(2,240)	(2,289)
Repurchases of common stock	—	(9,247)

Net cash used in financing activities	(2,240)	(12,286)

Increase (decrease) in cash and cash equivalents	46,044	(106,514)
Cash and cash equivalents, beginning of period	38,187	357,552

Cash and cash equivalents, end of period	$84,231	$251,038

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Income (Loss) Excluding Special Items,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

“Net Income (Loss) Excluding Special Items” does not include the unrealized derivative (gain) loss, the impairment of oil and natural gas properties and associated tax effects. Net Income (Loss) excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended March 31,
	2010	2009
	(In thousands, except per share amounts)
	(Unaudited)
Net income (loss)	$42,315	$(244,577)
Derivative (gain) loss	(5,896)	392
Income tax adjustment for above items	512	(35)
Impairment of oil and natural gas properties	—	218,871
Income tax adjustment on impairment	—	(76,605)

Net income (loss) excluding special items	$36,931	$(101,954)

Basic and diluted earnings (loss) per common share, excluding special items	$0.49	$(1.34)

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and accretion and impairment of oil and natural gas properties. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2010	2009
	(In thousands)
	(Unaudited)
Net income (loss)	$42,315	$(244,577)
Income tax expense (benefit)	4,020	(23,992)
Net interest expense	9,376	10,222
Depreciation, depletion, amortization and accretion	69,209	91,535
Impairment of oil and natural gas properties	—	218,871

EBITDA	124,920	52,059

Adjustments:
Derivative (gain) loss	(5,896)	392

Adjusted EBITDA	$119,024	$52,451